INVESTOR BOND AGREEMENT

The following terms constitute a binding agreement (this “Agreement”) between you, as an investor (“Investor” or “you”) and Robert Ventures Holdings LLC, a Delaware limited liability company (together with its subsidiaries, collectively “RVH,” “our,” “we” or “us”). This Agreement will govern all purchases of Bonds (the “Bonds”) that you may, from time to time, make from RVH. Prior to completing your purchase of Bonds, by executing this Agreement, you acknowledge you have reviewed the RVH Terms of Use (“Terms of Use”), the Privacy Policy (“Privacy Policy”), and the Frequently Asked Questions (“FAQs”) on our website at www.robertventures.com, and any subdomain thereof (collectively, the “RVH Site”). By signing electronically below, you agree that you have read these documents and agree to the following terms, together with the Terms of Use, consent to our Privacy Policy, agree to transact business with us and receive communications relating to the Bonds electronically, and agree to have any dispute with us resolved by binding arbitration. All terms not otherwise defined herein shall have the same meaning as in the Bond.

In consideration of the covenants, agreements, representations, and warranties hereinafter set forth, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1. PURCHASE OF BONDS. Subject to the terms and conditions of this Agreement, we will provide you with the opportunity to purchase Bonds with minimum denominations of $10 through the RVH Site. At the time you commit to purchase a Bond, you must have sufficient funds to complete the purchase, and you will not have access to those funds after you make a purchase commitment. Your commitment to purchase Bonds pursuant to the terms and conditions of this Agreement will be made by you through an acceptance of this Agreement on the RVH Site at www.robertventures.com. Such acceptance is binding upon you.

2. ISSUANCE, EFFECTIVENESS, AND INTEREST ACCRUAL. Your purchase commitment is subject to RVH confirming receipt of cleared funds for the full purchase amount. On the date on which RVH receives confirmation that your funds related to the purchase of the Bond have cleared through Maker’s processing account (the "Funds Confirmation Date"), which confirmation may occur via RVH's approval of the transaction on the RVH Site or other communication, this Agreement with respect to such purchased Bond and the corresponding Form of Bond shall become effective and binding on RVH. RVH may execute this Agreement or the Form of Bond prior to the Funds Confirmation Date, but such execution shall not render the Agreement or the Bond effective or binding on RVH until the Funds Confirmation Date occurs. Your Bond will begin bearing interest effective the day following the Funds Confirmation Date, at the interest rate stated on the Bond.

3. TERMS OF THE BONDS. Each Bond shall have the terms and conditions described in the Bond issued by RVH, a copy of which is attached to this Agreement as Exhibit A and incorporated herein by such reference.

The Bonds shall be issued by RVH. Bonds are unsecured, general obligations of RVH. You understand that you are NOT investing in, nor taking on direct financial risk of, any particular RVH investment.

The Bonds may be purchased by both accredited investors (as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”)) and non-accredited investors. Generally, we place no limit on the amount of Bonds which may be purchased by an accredited investor. Pursuant to Rule 251(d)(2)(C) of the Securities Act, however, non-accredited investors who are natural persons may only invest the greater of 10% of their annual income or net worth and non-accredited investors who are not natural persons may only invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Investor may elect to have interest from the Bonds payable monthly or compounded monthly until repayment of the Bonds. If Investor is an Individual Retirement Account (“IRA”), Investor may only choose compounded interest.

NO ENTITY OR PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS AGREEMENT OR THE OFFERING CIRCULAR AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RVH.

4. YOUR COVENANTS AND ACKNOWLEDGEMENTS. You understand and acknowledge the following:

(a) The Bonds have not been registered under the Securities Act, or under the securities act of any other jurisdiction, nor is any such registration contemplated. The Bonds will be offered and sold under the exemption provided by Section 3(b)(2) of the Securities Act and Regulation A promulgated thereunder pursuant to an offering statement on Form 1-A, including the offering circular which forms a part thereof, and the supplements and post-qualification amendments thereto (collectively, the “Offering Circular”) filed with the U.S. Securities and Exchange Commission (“SEC”) available at: www.sec.gov and other exemptions of similar import in the laws of the states and other jurisdictions where the offering will be made. You have received and should review the Offering Circular prior to entering into this Agreement. Neither the SEC nor any state securities commission has passed upon the merits of or given its approval of any securities offered or the terms of the offering nor passed upon the accuracy or completeness of any Offering Circular or other selling literature. Any representation to the contrary is a criminal offense. The Bonds are being offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered thereunder are exempt from registration.

(b) INVESTMENT IN THE BONDS IS HIGHLY RISKY AND YOU MAY LOSE ALL YOUR INVESTMENT. THESE ARE SPECULATIVE SECURITIES. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. BEFORE PURCHASING A BOND, YOU SHOULD REVIEW THE RISK DISCLOSURES AND OTHER TERMS OF THE SECURITIES OFFERING AVAILABLE IN THE RVH FORM 1-A OFFERING STATEMENT ON THE SEC’S EDGAR FILINGS DATABASE AT HTTP://WWW.SEC.GOV.

(c) THE BONDS DO NOT REPRESENT AN OWNERSHIP INTEREST IN ANY SPECIFIC ASSETS OR THEIR PROCEEDS. YOU UNDERSTAND THAT THE BONDS ARE UNSECURED GENERAL OBLIGATIONS OF RVH.

(d) YOU UNDERSTAND THAT AS RVH HAS A LIMITED OPERATING HISTORY, AND IS IN THE EARLY STAGES OF DEVELOPMENT, WE FACE INCREASED RISKS, UNCERTAINTIES, EXPENSES, AND DIFFICULTIES, WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT.

(e) PLEASE SEE THE OFFERING CIRCULAR AND OUR OTHER FILINGS WITH THE SEC WHICH ARE AVAILABLE ON ITS WEBSITE AT WWW.SEC.GOV FOR CERTAIN RISK DISCLOSURES REGARDING YOUR INVESTMENT IN THE BONDS.

(f) THE BONDS WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE, NOR DO WE HAVE PLANS TO ESTABLISH ANY KIND OF TRADING PLATFORM TO ASSIST INVESTORS WHO WISH TO SELL THEIR BONDS. THERE IS NO PUBLIC MARKET FOR THE BONDS, AND NONE IS EXPECTED TO DEVELOP. BONDS MAY BE SUBJECT TO TRANSFER RESTRICTIONS.

(g) THIS AGREEMENT WITH RESPECT TO ANY SPECIFIC BOND PURCHASE IS NOT BINDING ON US UNTIL THE FUNDS CONFIRMATION DATE (AS DEFINED IN SECTION 2) FOR THAT PURCHASE HAS OCCURRED. THIS AGREEMENT IS NOT BINDING ON US UNTIL WE HAVE ACCEPTED THE AGREEMENT VIA SIGNATURE FROM AN AUTHORIZED INDIVIDUAL AND PAYMENT BY YOU OF THE PURCHASE PRICE.

(h) THE BONDS WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

(i) BONDS ARE NOT ASSIGNABLE OR TRANSFERABLE WITHOUT OUR CONSENT.

(j) WE WILL ISSUE THE BONDS ONLY IN ELECTRONIC FORM. INVESTORS WILL BE REQUIRED TO HOLD THEIR BONDS THROUGH RVH’S ELECTRONIC BOND REGISTER.

(k) EACH BOND WILL BE REPAYABLE UPON YOUR DEMAND, SUBJECT TO YOUR SELECTED LOCK     UP PERIOD, OR REDEEMABLE BY RVH.

(l) IF THE SECURITY OF OUR INVESTORS’ CONFIDENTIAL INFORMATION STORAGE SYSTEMS IS BREACHED OR OTHERWISE SUBJECTED TO UNAUTHORIZED ACCESS, YOUR SECURE INFORMATION MAY BE STOLEN.

(m) THE BONDS WILL NOT RESTRICT OUR ABILITY TO INCUR ADDITIONAL INDEBTEDNESS, INCLUDING INDEBTEDNESS SECURED BY OUR ASSETS.

You and RVH agree that the Bonds are intended to be indebtedness of RVH for U.S. federal income tax purposes. You agree that you will not take any position inconsistent with such treatment of the Bonds for tax, accounting, or other purposes, unless required by law. You further acknowledge that the Bonds will be subject to the original issue discount rules of the Internal Revenue Code of 1986, as amended. You acknowledge that you are prepared to bear the risk of loss of your entire purchase price for any Bonds you purchase.

5. YOUR ACKNOWLEDGMENTS, REPRESENTATIONS, WARRANTIES, AND COVENANTS.

(a) You represent and warrant (i) at the time of the purchase of Bonds that you are an accredited investor (as that term is defined in the Securities Act), or if you are not an accredited investor, you will not invest more than the greater of 10% of your annual income or net worth (for natural persons) or revenue or net assets for your most recently completed fiscal year end (if not a natural person), (ii) that you satisfy any additional minimum financial suitability standards applicable to the state in which you reside, and (iii) that you covenant that you will abide by the maximum investment limits, as set forth below or as may be set forth on the RVH Site. You agree to provide any additional documentation reasonably requested by us, as may be required by the securities administrators or regulators of the federal government or of any state, to confirm that you meet such minimum financial suitability standards and have satisfied any maximum investment limits. You understand that the Bonds will not be listed on any securities exchange, that there will be no trading platform for the Bonds, and that Bond purchasers should be prepared to hold the Bonds they purchase until the Bonds are repurchased by us at your demand or upon our redemption of the Bonds.

(b) You further represent and warrant to RVH, as of the date of this Agreement and as of any date that you commit to purchase Bonds that: (i) you have the power to enter into and perform your obligations under this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by you and (iii) in connection with this Agreement, you have complied in all material respects with application federal, state and local laws.

(c) You further represent, warrant and covenant that if you elect to have interest on the Bonds paid monthly, and you are an IRA, that you consent to us changing the election, in our sole discretion, such that interest is compounded monthly until repayment of the Bonds rather than paid monthly, immediately upon delivering written notice of such change to you.

(d) You further represent, warrant, and covenant that you understand and agree that any request for repayment of Bonds may only be made following the expiration of the applicable lock-up period selected by you at the time of purchase (one year or three years), and that upon providing proper written notice to RVH after such period, RVH is obligated to initiate payment of the Bond's outstanding principal plus accrued interest within ninety (90) days of RVH receiving such notice. You further understand and agree that for such repayment, interest will be calculated only up to and including the calendar day immediately preceding the date on which RVH initiates such payment, and that interest ceases accruing entirely as of the payment initiation date. You acknowledge that standard ACH or Wire processing times may delay the receipt of funds in your account after RVH initiates the payment. This is subject to the terms detailed in the Form of Bond and this Agreement.

(e) You should check the Office of Foreign Assets Control (“OFAC”) website at <http://www.treas.gov/ofac> before making the following representations. You represent that the amounts invested by you in the Bonds were not and are not directly or indirectly derived from activities that contravene federal, state or international laws and regulations, including anti-money laundering laws and regulations. Federal regulations and Executive Orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals1. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at <http://www.treas.gov/ofac>. In addition, the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

6. RVH REPRESENTATIONS AND WARRANTIES. RVH represents and warrants to you, as of the date of this Agreement and as of any date that you commit to purchase Bonds, that: (a) it is duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the requisite corporate power to enter into and perform its obligations under this Agreement; (b) this Agreement has been duly authorized, executed, and delivered by RVH; (c) the Bonds have been duly authorized and, following payment of the purchase price by you and electronic execution, authentication, and delivery to you, will constitute valid and binding obligations of RVH enforceable against RVH in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, or other laws; and (d) RVH has complied in all material respects with applicable federal, state, and local laws in connection with the offer and sale of the Bonds.

7. NO ADVISORY RELATIONSHIP. YOU ACKNOWLEDGE AND AGREE THAT THE PURCHASE AND SALE OF THE BONDS PURSUANT TO THIS AGREEMENT IS AN ARMS-LENGTH TRANSACTION BETWEEN YOU AND RVH. RVH IS NOT AN INVESTMENT ADVISER OR BROKER/DEALER IN CONNECTION WITH THE PURCHASE AND SALE OF THE BONDS, RVH IS NOT ACTING AS YOUR AGENT OR FIDUCIARY. RVH ASSUMES NO ADVISORY OR FIDUCIARY RESPONSIBILITY IN YOUR FAVOR IN CONNECTION WITH THE PURCHASE AND SALE OF THE BONDS. RVH HAS NOT PROVIDED YOU WITH ANY LEGAL, ACCOUNTING, REGULATORY, INVESTMENT OR TAX ADVICE WITH RESPECT TO THE BONDS. YOU HAVE CONSULTED YOUR OWN LEGAL, ACCOUNTING, REGULATORY, INVESTMENT AND/OR TAX ADVISORS TO THE EXTENT YOU HAVE DEEMED APPROPRIATE.

8. LIMITATIONS ON DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER REGARDING THE EFFECT THAT THIS AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE, OR LOCAL TAX LIABILITY OF THE OTHER.

9. FURTHER ASSURANCES. The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

10. CONSENT TO ELECTRONIC TRANSACTIONS AND DISCLOSURES. Because RVH operates only on the Internet, it is necessary for you to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the RVH Site or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to you or our rights, obligations, or services under this Agreement (each, a “Disclosure”). The decision to do business with us electronically is yours. This document informs you of your rights concerning Disclosures.

Electronic Communications. Any Disclosures will be provided to you electronically through our RVH Site or via electronic mail to the verified email address you provided. If you require paper copies of such Disclosures, you may write to us at the mailing address provided below and a paper copy will be sent to you.

Scope of Consent. Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.

Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.

1 These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions, and hardware capable of running this software.

How to Contact Us regarding Electronic Disclosures. You can contact us via email at ir@robertventures.com or in writing to Robert Ventures Holdings LLC, 2810 N. Church St., #28283, Wilmington, Delaware 19802.

You will keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered email address changes, you must notify us of the change by sending an email to ir     @robertventures.com. You also agree to update your registered residence address and telephone number on the RVH Site if they change.

You will print a copy of this Agreement for your records. You agree and acknowledge that you can access, receive, and retain all Disclosures electronically sent via email or posted on the RVH Site.

11. NOTICES. All notices, requests, demands, required disclosures, and other communications to you from RVH will be transmitted to you only by email to the email address you have registered on the RVH Site or will be posted on the RVH Site, and shall be deemed to have been duly given and effective upon transmission or posting. If your registered email address changes, you must notify RVH promptly. You also agree to promptly update your registered residence/mailing address on the RVH Site if you change your residence. You shall send all notices or other communications required to be given hereunder to RVH via email at ir     @robertventures.com or in writing to Robert Ventures Holdings LLC at 2810 N. Church St., #28283, Wilmington, Delaware 19802. You may call RVH at (302) 404-6341, but calling may not satisfy your obligation to provide notice hereunder or otherwise preserve your rights.

12. MISCELLANEOUS. We reserve the right to make changes to this Agreement from time to time, and we will send or post electronic notice of such changes with ten days of the change(s). You understand and agree that these terms are subject to change.

The terms of this Agreement shall survive until the Bonds purchased by you are repaid by RVH at your demand or redeemed by RVH. The parties stipulate that there are no third-party beneficiaries to this Agreement. You may not assign, transfer, sublicense, or otherwise delegate your rights or responsibilities under this Agreement to any person without prior written consent from RVH. Any such assignment, transfer, sublicense, or delegation in violation of this section shall be null and void. This Agreement shall be governed by the laws of the State of Delaware without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction. Any waiver of a breach of any provision of this Agreement will not be a waiver of any subsequent breach. Failure or delay by RVH to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If at any time subsequent to the date hereof, any of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement in any way.

13. NOTICE OF DISPUTE RESOLUTION BY BINDING ARBITRATION AND CLASS ACTION/CLASS ARBITRATION WAIVER.

(a) IMPORTANT: PLEASE READ CAREFULLY. THE FOLLOWING PROVISION (“ARBITRATION PROVISION”) CONSTITUTES A BINDING AGREEMENT THAT LIMITS CERTAIN RIGHTS, INCLUDING YOUR RIGHT TO OBTAIN RELIEF OR DAMAGES THROUGH COURT ACTION OR AS A MEMBER OF A CLASS. THAT MEANS THAT, IN THE EVENT THAT YOU HAVE A COMPLAINT AGAINST RVH THAT THE RVH IS UNABLE TO RESOLVE TO YOUR SATISFACTION AND THAT CAN NOT BE RESOLVED THROUGH MEDIATION, YOU AND RVH AGREE TO RESOLVE YOUR DISPUTE THROUGH BINDING ARBITRATION, INSTEAD OF THROUGH COURTS OF GENERAL JURISDICTION OR THROUGH A CLASS ACTION. BY ENTERING INTO THIS AGREEMENT, YOU AND RVH ARE EACH WAIVING THE RIGHT TO A TRIAL BY JURY AND TO PARTICIPATE IN ANY CLASS ACTION. THE ARBITRATION PROVISION AND THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION

IS NOT INTENDED TO BE DEEMED A WAIVER BY YOU OF OUR COMPLIANCE WITH THE EXCHANGE ACT AND SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION, CLASS ACTION WAIVER AND JURY WAIVER PROVISIONS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

(b) “Claim” shall mean any dispute or controversy arising out of or relating to this Agreement, your use of the RVH Site, and/or the transactions, activities, or relationships that involve, lead to, or result from any of the foregoing. Claims include breach of contract, fraud, misrepresentation, express or implied warranty, and equitable, injunctive, or declaratory relief, as well as claims relating to loan servicing, credit/collections, and securities matters, regardless of the originating source (common law, statute, constitution, regulation, etc.). Claims include matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise and include those brought by or against your assigns, heirs, or beneficiaries.

(c) If a Claim arises and such Claim cannot be settled through direct discussions, the parties hereto agree to endeavor first to settle the dispute by mediation administered by the American Arbitration Association (the “AAA”) under its Commercial Mediation Procedures before resorting to arbitration pursuant to this Section 13.

(d) Any unresolved Claim shall be settled by binding arbitration as the sole and exclusive forum and remedy for resolution of a Claim between you and RVH. The Party initiating arbitration shall do so with the AAA. The procedure shall be governed by the AAA Commercial Arbitration Rules, and the parties stipulate that the laws of the State of Delaware shall apply, without regard to conflict-of-law principles. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to controlling law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply. Arbitration shall take place in New Castle County, Delaware, or in such location as agreed upon by the parties. Each party will, upon written request of the other party, promptly provide the other with copies of all relevant documents. There shall be no other discovery allowed. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

(d) Absent agreement among the parties, the presiding arbitrator shall determine how to allocate the fees and costs of arbitration among the parties according to the administrator’s rules or in accordance with controlling law if contrary to those rules. Each party shall bear the expense of that party’s attorneys, experts, and witnesses, regardless of which party prevails in the arbitration, unless controlling law provides a right for the prevailing party to recover fees and costs from the other party. Notwithstanding the foregoing, if the arbitrator determines that your claim is frivolous or brought for an improper purpose (as measured by the standards set forth in Federal Rule of Civil Procedure 11(b)), we shall not be required to pay any fees or costs of the arbitration proceeding, and any previously paid fees or costs shall be reimbursed by you.

(e) If the amount in controversy exceeds $50,000, any party may appeal the arbitrator’s award to a three-arbitrator panel within thirty (30) days of the final award. Additionally, in the event of such an appeal, any opposing party may cross-appeal within thirty (30) days after notice of the appeal. The three-arbitrator panel may consider all of the evidence and issue a new award, and the panel does not have to adopt or give any weight to the first arbitrator’s findings of fact or conclusion. This is called “de novo” review. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

(f) The parties agree that this Arbitration Provision is made pursuant to a transaction between you and RVH that involves and affects interstate commerce and therefore shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by the law of the State of Delaware, subject to the limitations set forth in this Agreement. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The parties also agree that the proceedings shall be confidential to protect intellectual property rights.

(g) IF YOU DO NOT AGREE TO THE TERMS OF THIS ARBITRATION AGREEMENT, YOU MAY OPT OUT OF THIS ARBITRATION PROVISION BY SENDING AN ARBITRATION OPT-OUT NOTICE TO RVH, 2810 N. CHURCH ST., #28283, WILMINGTON, DELAWARE 19802, THAT IS RECEIVED AT THIS ADDRESS WITHIN THIRTY (30) DAYS OF YOUR FIRST ELECTRONIC ACCEPTANCE OF THIS FORM. YOUR OPT-OUT NOTICE MUST CLEARLY STATE THAT YOU ARE REJECTING ARBITRATION; IDENTIFY THE AGREEMENT TO WHICH IT APPLIES BY DATE; PROVIDE YOUR NAME, ADDRESS, AND SOCIAL SECURITY NUMBER; AND BE SIGNED BY YOU. YOUR MAY CONVEY THE OPT-OUT NOTICE BY U.S. MAIL OR ANY PRIVATE MAIL CARRIER (E.G. FEDERAL EXPRESS, UNITED PARCEL SERVICE, DHL EXPRESS, ETC.), SO LONG AS IT IS RECEIVED AT THE ABOVE MAILING ADDRESS WITHIN THIRTY (30) DAYS OF YOUR FIRST ELECTRONIC ACCEPTANCE OF THE TERMS OF THIS AGREEMENT. IF THE NOTICE IS SENT BY A THIRD PARTY, SUCH THIRD PARTY MUST INCLUDE EVIDENCE OF HIS OR HER LEGAL AUTHORITY TO SUBMIT THE OPT-OUT NOTICE ON YOUR BEHALF. IF YOUR OPT-OUT NOTICE IS NOT RECEIVED WITHIN THIRTY (30) DAYS, YOU WILL BE DEEMED TO HAVE ACCEPTED ALL TERMS OF THIS ARBITRATION AGREEMENT.

(h) NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT. Unless consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration.

(i) This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party or other person; and (iii) any transfer of any Bond which you own, or any amounts owed on such Bonds, to any other person or entity. If any portion of this Arbitration Provision other than the prohibitions on class arbitration in Sections 13(a) and 13(h) is deemed invalid or unenforceable under any law or statute consistent with the FAA, it shall not invalidate the other provisions of this Arbitration Provision or this Agreement; if the prohibition on class arbitration is deemed invalid, however, then this entire Arbitration Provision shall be null and void.

(j) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARITIES HERETO WAIVE A TRIAL BY JURY AND TO PARTICIPATE IN ANY CLASS ACTION IN ANY LITIGATION RELATING TO THIS AGREEMENT, OR ANY OTHER AGREEMENTS RELATED THERTO. NOTWITHSTANDING THE FOREGOING SENTENCE, THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION IS NOT INTENDED TO BE DEEMED A WAIVER BY YOU OF OUR COMPLIANCE WITH THE EXCHANGE ACT AND SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

14. INDEMNIFICATION BY BONDHOLDER. YOU AGREE TO INDEMNIFY, DEFEND (WITH COUNSEL SATISFACTORY TO RVH) AND HOLD HARMLESS RVH AGAINST ANY LOSS, LIAIBILTY, CLAIM OR EXPENSE, INCLUDING ATTORNEY’S FEES, THAT RVH MAY INCUR AS A RESULT OF (A) ANY MISREPRESENTATION OR BREACH OF COVENANT BY YOU HEREIN OR IN ANY OTHER DOCUMENT FURNISHED BY YOU IN CONNECTION WITH THIS AGREEMENT OR YOUR PURCHASE OF BONDS OR (B) ANY ACTION FOR SECURITIES LAW VIOLATIONS INSTITUTED BY YOU WHICH IS FINALLY RESOLVED BY JUDGMENT AGAINST YOU.

15. ENTIRE AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS AGREEMENT REPRESENTS THE ENTIRE AGREEMENT BETWEEN YOU AND RVH REGARDING THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR OR CONTEMPORANEOUS COMMUNICATIONS, PROMISES AND PROPOSALS, WHETHER ORAL, WRITTEN OR ELECTRONIC, BETWEEN US. IF THERE IS A DISCREPANCY BETWEEN THE TERMS OF THIS AGREEMENT AND THE TERMS OF THE BONDS, THE TERMS OF THE BONDS SHALL PREVAIL.

16. HEADINGS. ALL SECTION HEADINGS HEREIN ARE INSERTED FOR CONVENIENCE ONLY AND DO NOT MODIFY OR AFFECT THE MEANING, CONSTRUCTION, OR INTERPRETATION OF ANY OF THE PROVISIONS OF THIS AGREEMENT.

[signatures follow on next page]

Agreed and Accepted by:

INVESTOR:

By:

Name:

Title:

Lock Up Period (initial the lock up period and interest amount selected by Investor):

______ 1 year lock up period at 8% interest

______ 3 year lock up period at 10% interest

ROBERT VENTURES HOLDINGS LLC:

By:

Name:

Title:

EXHIBIT A

FORM OF BOND